Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus (the “Prospectus”) which constitutes part of this Registration Statement on Form N-14 of our report dated February 13, 2006, relating to the financial statements and financial highlights which appears in the December 31, 2005 Annual Report to Shareholders of Baron Capital Asset Fund, which is incorporated by reference into the Prospectus. We also consent to the references to us under the heading “Financial Highlights” in such Statement of Additional Information.

PricewaterhouseCoopers LLP

New York, New York

February 8, 2007